Exhibit 16.1

Certified Public Accountants & Business Consultants

Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201 * Phone (509) 838-5111 * Fax (509) 838-5114

December 27, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Gabriel Technologies Corporation
Commission File Number 000-23415

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated October 1, 2007.

Our independent auditor's report on the financial statements of Gabriel Technologies Corporation for the periods ended June 30, 2006 and 2006 contained to adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Gabriel Technologies Corporation on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington